Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 12, 2009
News Media
	Ruben Rodriguez	(202) 624-6620

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Inc. Reports Record Fiscal Year 2009 Financial Results; Issues Fiscal Year 2010 Guidance
•	Consolidated GAAP earnings up — $2.39 per share for fiscal year 2009 vs. $2.33 for fiscal year 2008

•	Consolidated non-GAAP operating earnings up — $2.53 per share for the fiscal year 2009 vs. $2.44 for fiscal year 2008

•	Retail Energy-Marketing segment adds over 69,000 electric and gas customers (36% increase) as a result of unprecedented marketing opportunities in the current fiscal year

•	Earnings Guidance for fiscal year 2010 in a range of $2.21 and $2.33 for GAAP earnings and $2.16 and $2.28 for non-GAAP earnings
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2009 of $120.4 million, or $2.39 per share, an increase of $3.9 million, or $0.06 per share, over net income of $116.5 million, or $2.33 per share, reported for the fiscal year ended September 30, 2008.
“We are pleased to report another successful year and the second consecutive year of record financial results”, said Terry McCallister, CEO and Chairman. “As this year’s results demonstrate, the strategic initiatives implemented over the past few years and the dedication of our employees have allowed us to deliver impressive results despite the challenging economy. These initiatives support our strong financial position and contributed to the growth of our non-regulated businesses and continued success in our utility operations,” added Mr. McCallister.
For quarter ended September 30, 2009, we reported a net loss determined in accordance with GAAP of $(11.1) million, or $(0.22) per share, essentially unchanged from the net loss of $(11.2) million, or $(0.22) per share, reported for the fourth quarter of the prior fiscal year. Reporting a net loss for quarters ended September 30 is typical due to the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s storage capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the fiscal year ended September 30, 2009, our non-GAAP operating earnings were $127.7 million, or $2.53 per share, an increase of $6.1 million, or $0.09 per share, over non-GAAP operating earnings of $121.6 million, or $2.44 per share, for the prior fiscal year. For the fourth quarter of fiscal year 2009, our non-GAAP operating loss was $(12.4) million, or $(0.25) per share, compared to a non-GAAP operating loss of $(11.5) million, or $(0.23) per share, for the fourth quarter of the prior fiscal year.
Fiscal Year and Fourth Quarter Results by Business Segment
Regulated Utility Segment
For the fiscal year ended September 30, 2009, our regulated utility segment reported net income of $106.0 million, or $2.10 per share, compared to net income of $113.7 million, or $2.28 per share, reported for the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $102.7 million, or $2.04 per share, for the fiscal year ended September 30, 2009, compared to non-GAAP operating earnings of $111.2 million, or $2.23 per share, for the prior fiscal year. For the fiscal year 2009, non-GAAP operating earnings were lower due to: (i) changes in natural gas consumption patterns that benefited the comparative periods last year; (ii) a scheduled increase in recurring service costs associated with business process outsourcing; (iii) timing of prior year rate relief in Maryland and (iv) higher uncollectible accounts expense due to an increase in the reserve made in the current period to reflect changes in economic conditions and an allowance for the effect of a customer payment relief program adopted in Maryland. Partially offsetting these unfavorable effects are: (i) an increase of over 10,000 average active customer meters over fiscal year 2008; (ii) lower employee benefit expenses and (iii) lower costs for weather protection products related to our District of Columbia territory. In addition, under the Virginia Earnings Sharing Mechanism (ESM), a liability to customers is accrued when regulated results exceed an earnings threshold. The ESM threshold was exceeded in fiscal year 2008, resulting in a reduction in 2008 earnings. Fiscal year 2009 earnings were unaffected as regulated results did not exceed the ESM threshold.
For the quarter ended September 30, 2009, our regulated utility segment reported a seasonal net loss of $(20.7) million, or $(0.41) per share, compared to a net loss of $(400,000), or $(0.01) per share, reported for the fourth quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was $(17.4) million, or $(0.35) per share, for the quarter ended September 30, 2009, compared to a non-GAAP operating loss of $(10.3) million, or $(0.21) per share, for the fourth quarter of the prior fiscal year. For the three month comparisons, non-GAAP operating earnings were lower due to: (i) changes in natural gas consumption patterns that benefited the comparative periods last year; (ii) a scheduled increase in recurring service costs associated with business process outsourcing; (iii) a decrease in storage carrying costs caused by lower average investments in storage gas inventory; (iv) lower asset optimization program margins due primarily to the timing of recognizing realized losses on financial derivatives and (v) higher uncollectible accounts expense due to a reserve addition in the current period to reflect changes in economic conditions and an allowance for the effect of the Maryland customer payment relief program mentioned previously. Partially offsetting these unfavorable trends were a decrease in employee benefits expense and an increase of over 11,000 average active customer meters compared to the same quarter in the prior fiscal year. In addition, earnings in the fourth quarter of fiscal year 2009 include the affects of reversing an ESM accrued obligation to reflect a correction to the calculation of the sharing estimate.

The difference between GAAP net income (loss) and non-GAAP operating earnings (loss) is primarily related to our asset optimization program to eliminate unrealized gains and losses on derivatives and to shift the timing of certain margins from periods recognized for GAAP purposes to the periods in which such margins are recognized for our regulatory sharing mechanisms. Non-GAAP operating earnings also reflects an adjustment in the current period to eliminate the effect of reversing a reserve against previously recovered gas cost due to an order issued by the Public Service Commission of Maryland during the second quarter of 2009.
Retail Energy-Marketing Segment
For the fiscal year ended September 30, 2009, the retail energy-marketing segment reported net income of $15.0 million, or $0.30 per share, an increase of $10.2 million, or $0.20 per share, over net income of $4.8 million, or $0.10 per share, reported for the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $25.5 million, or $0.51 per share, for the fiscal year ended September 30, 2009, an increase of $13.1 million, or $0.26 per share, over non-GAAP operating earnings of $12.4 million, or $0.25 per share, for fiscal year 2008.
For the quarter ended September 30, 2009, the retail energy-marketing segment reported net income of $11.3 million, or $0.23 per share, an increase of $21.4 million, or $0.43 per share, over a net loss of $(10.1) million, or $(0.20) per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $6.7 million, or $0.13 per share, for the quarter ended September 30, 2009, an increase of $7.3 million, or $0.14 per share, over a non-GAAP operating loss of $(574,000), or $(0.01) per share, for the same quarter of the prior fiscal year.
For both the fiscal year and quarter comparisons, the increases in non-GAAP operating earnings are primarily due to higher natural gas margins, reflecting a rise in margin per therm sold and higher electricity margins, due to increased electric sales volumes. Partially offsetting these favorable trends were higher operating expenses related to increased marketing initiatives designed to take advantage of unique marketing opportunities that arose during the current fiscal year. Total promotional, marketing and customer acquisition expenses for both gas and electric customers were $6.2 million higher on a pre-tax basis for fiscal year 2009 than in the prior fiscal year, and were $1.7 million higher during the quarter ended September 30, 2009 versus the same quarter in the prior year. The increase in expense arose primarily from mass-marketing efforts targeted toward residential and small commercial customers.

The differences between GAAP net income and non-GAAP operating earnings are primarily attributable to adjustments that eliminate unrealized mark-to-market gains and losses on certain wholesale energy supply contracts. These supply contracts are subject to mark-to-market treatment, while the corresponding retail sales commitments are not subject to mark-to-market treatment. There is also a GAAP net income adjustment to non-GAAP operating earnings for certain electric costs attributable to prior-periods that impact only the year-to-date comparison.
Design-Build Energy Systems Segment
For the fiscal year ended September 30, 2009, the design-build energy systems segment reported net income of $3.2 million, or $0.06 per share, an increase of $1.4 million, or $0.02 per share, over net income of $1.8 million, or $0.04 per share, reported for the prior fiscal year. The increase in earnings during the year primarily reflects the profitability, growth in the number and size of design-build projects. For the quarter ended September 30, 2009, the design-build energy systems segment reported net income of $287,000, or $0.01 per share, compared to net income of $966,000, or $0.02 per share, reported for the same period of the prior fiscal year. The decrease in earnings for the quarter is primarily due to timing of project work in 2009 compared to 2008. There were no non-GAAP adjustments for this segment for any of the periods presented.
Earnings Outlook
Our GAAP earnings estimate for the fiscal year 2010 is in a range of $2.21 to $2.33 per share. This estimate includes projected fiscal year 2010 earnings from our regulated utility segment in a range of $1.67 per share to $1.73 per share and projected fiscal year 2010 earnings from our unregulated business segments in a range of $0.54 per share to $0.60 per share.
We are also providing a consolidated earnings estimate for fiscal year 2010 based on non-GAAP operating earnings in a range of $2.16 per share to $2.28 per share. This estimate includes projected fiscal year 2010 non-GAAP operating earnings from our regulated utility segment in a range of $1.75 per share to $1.81 per share, and projected fiscal year 2010 non-GAAP operating earnings from our unregulated business segments in a range of $0.41 per share to $0.47 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings Web site, www.wglholdings.com.

Other Information
We will hold a conference call at 10:00 a.m. Eastern time on November 13, 2009, to discuss our fourth quarter and fiscal year 2009 results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings Web site through December 13, 2009.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.
Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	September 30,
(In thousands)	2009	2008

ASSETS
Property, Plant and Equipment
At original cost	$3,242,413	$3,184,247
Accumulated depreciation and amortization	(973,272)	(975,945)

Net property, plant and equipment	2,269,141	2,208,302

Current Assets
Cash and cash equivalents	7,845	6,164
Accounts receivable, net	308,915	250,165
Storage gas—at cost (first-in, first-out)	237,681	406,629
Other	129,073	79,391

Total current assets	683,514	742,349

Deferred Charges and Other Assets	397,235	292,892

Total Assets	$3,349,890	$3,243,543

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,097,698	$1,047,564
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	561,830	603,738

Total capitalization	1,687,701	1,679,475

Current Liabilities
Notes payable and current maturities of long-term debt	266,443	346,949
Accounts payable and other accrued liabilities	213,529	243,123
Other	154,644	158,407

Total current liabilities	634,616	748,479

Deferred Credits	1,027,573	815,589

Total Capitalization and Liabilities	$3,349,890	$3,243,543

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,

(In thousands, except per share data)	2009	2008	2009	2008

OPERATING REVENUES
Utility	$130,253	$161,616	$1,481,089	$1,536,443
Non-utility	282,591	230,266	1,225,767	1,091,751

Total Operating Revenues	412,844	391,882	2,706,856	2,628,194

OPERATING EXPENSES
Utility cost of gas	48,007	55,378	805,119	869,333
Non-utility cost of energy-related sales	251,694	237,194	1,153,166	1,047,146
Operation and maintenance	77,250	70,204	297,471	282,558
Depreciation and amortization	23,863	23,797	95,357	95,007
General taxes and other assessments	19,520	18,149	114,054	102,544

Total Operating Expenses	420,334	404,722	2,465,167	2,396,588

OPERATING INCOME (LOSS)	(7,490)	(12,840)	241,689	231,606
Other Income—Net	586	931	2,181	2,525
Interest Expense
Interest on long-term debt	9,538	9,999	40,432	39,930
Other—net	899	1,658	4,471	6,867

Total Interest Expense	10,437	11,657	44,903	46,797
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

INCOME (LOSS) BEFORE INCOME TAXES	(17,671)	(23,896)	197,647	186,014
INCOME TAX EXPENSE (BENEFIT)	(6,542)	(12,676)	77,274	69,491

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(11,129)	$(11,220)	$120,373	$116,523

AVERAGE COMMON SHARES OUTSTANDING
Basic	50,142	49,914	50,104	49,607
Diluted	50,142	49,914	50,382	49,912

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.22)	$(0.22)	$2.40	$2.35
Diluted	$(0.22)	$(0.22)	$2.39	$2.33

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(20,749)	$(400)	$105,952	$113,723

Non-utility operations:
Retail energy-marketing	11,342	(10,142)	14,975	4,813
Design-build energy systems	287	966	3,154	1,791
Other activities	(2,009)	(1,644)	(3,708)	(3,804)

Total non-utility	9,620	(10,820)	14,421	2,800

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(11,129)	$(11,220)	$120,373	$116,523

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS
	Fiscal Year Ended
	September 30,

	2009	2008

Closing Market Price — end of period	$33.14	$32.45
52-Week Market Price Range	$37.08-$22.40	$36.22-$30.26
Price Earnings Ratio	13.8	13.8
Annualized Dividends Per Share	$1.47	$1.42
Dividend Yield	4.4%	4.4%
Return on Average Common Equity	11.2%	11.5%
Total Interest Coverage (times)	5.4	4.8
Book Value Per Share — end of period	$21.89	$20.94
Common Shares Outstanding—end of period (thousands)	50,143	49,917

UTILITY GAS STATISTICS
	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,

(In thousands)	2009	2008	2009	2008

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$69,219	$84,670	$987,255	$1,004,420
Commercial and Industrial — Firm	23,051	35,172	263,312	292,273
Commercial and Industrial — Interruptible	487	1,187	4,027	8,578
Electric Generation	275	274	1,100	1,091

	93,032	121,303	1,255,694	1,306,362

Gas Delivered for Others
Firm	20,160	16,877	144,998	139,231
Interruptible	7,522	7,805	47,699	46,207
Electric Generation	119	112	357	372

	27,801	24,794	193,054	185,810

	120,833	146,097	1,448,748	1,492,172
Other	9,420	15,519	32,341	44,271

Total	$130,253	$161,616	$1,481,089	$1,536,443

	Three Months Ended				Fiscal Year Ended
	September 30,				September 30,

(In thousands of therms)	2009		2008		2009		2008

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	36,775		37,392		689,986		627,527
Commercial and Industrial — Firm	17,300		21,716		203,039		199,363
Commercial and Industrial — Interruptible	495		920		3,377		6,543

	54,570		60,028		896,402		833,433

Gas Delivered for Others
Firm	45,398		44,320		462,051		433,991
Interruptible	45,247		44,785		273,820		256,626
Electric Generation	43,981		34,599		102,759		92,176

	134,626		123,704		838,630		782,793

Total	189,196		183,732		1,735,032		1,616,226

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	62,383		72,434		627,428		635,038

Number of Customers (end of period)	151,500		133,300		151,500		133,300

Electricity Sales
Electricity Sales (thousands of kWhs)	2,093,028		982,283		5,269,281		3,607,619

Number of Accounts (end of period)	113,000		61,800		113,000		61,800

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	72.11	¢	102.26	¢	90.50	¢	105.01	¢

HEATING DEGREE DAYS

Actual	8		2		4,211		3,458
Normal	14		15		3,773		3,788
Percent Colder (Warmer) than Normal	(42.9)%		(86.7)%		11.6%		(8.7)%

Average Active Customer Meters	1,065,107		1,053,317		1,065,573		1,055,396

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with generally accepted accounting principles in the United States of America (GAAP) to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while the corresponding retail sales commitments are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts which are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are matched with those future margins for regulatory sharing purposes. For purposes of calculating non-GAAP operating earnings (loss), these losses are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized and shared with customers. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Fiscal Year Ended September 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$105,952	$14,975	$3,154	$(3,708)	$120,373
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(2,545)	11,776	—	—	9,231
Storage optimization program (b)	33	—	—	—	33
Derivative contract termination (c)	2,035	—	—	—	2,035
Reversal of reserve for natural gas costs (d)	(2,781)	—	—	—	(2,781)
Reversal of prior period electric costs (e)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$102,694	$25,522	$3,154	$(3,708)	$127,662

GAAP diluted earnings (loss) per average common share (50,382 shares)	$2.10	$0.30	$0.06	$(0.07)	$2.39
Per share effect of non-GAAP adjustments	(0.06)	0.21	—	(0.01)	0.14

Non-GAAP operating earnings (loss) per share	$2.04	$0.51	$0.06	$(0.08)	$2.53

Fiscal Year Ended September 30, 2008
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$113,723	$4,813	$1,791	$(3,804)	$116,523
Adjusted for (item shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	295	7,594	—	—	7,889
Storage optimization program (b)	(448)	—	—	—	(448)
Reversal of costs related to business process outsourcing (f)	(1,139)	—	—	—	(1,139)
Other regulatory adjustments (g)	(1,242)	—	—	—	(1,242)

Non-GAAP operating earnings (loss)	$111,189	$12,407	$1,791	$(3,804)	$121,583

GAAP diluted earnings (loss) per average common share (49,912 shares)	$2.28	$0.10	$0.04	$(0.09)	$2.33
Per share effect of non-GAAP adjustments	(0.05)	0.15	—	0.01	0.11

Non-GAAP operating earnings (loss) per share	$2.23	$0.25	$0.04	$(0.08)	$2.44

Three Months Ended September 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(20,749)	$11,342	$287	$(2,009)	$(11,129)
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	3,824	(4,632)	—	—	(808)
Storage optimization program (b)	(2,467)	—	—	—	(2,467)
Derivative contract termination (c)	2,035	—	—	—	2,035

Non-GAAP operating earnings (loss)	$(17,357)	$6,710	$287	$(2,009)	$(12,369)

GAAP diluted earnings (loss) per average common share (50,142 shares)	$(0.41)	$0.23	$0.01	$(0.05)	$(0.22)
Per share effect of non-GAAP adjustments	0.06	(0.10)	—	0.01	(0.03)

Non-GAAP operating earnings (loss) per share	$(0.35)	$0.13	$0.01	$(0.04)	$(0.25)

Three Months Ended September 30, 2008
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(400)	$(10,142)	$966	$(1,644)	$(11,220)
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(9,427)	9,568	—	—	141
Storage optimization program (b)	(448)	—	—	—	(448)

Non-GAAP operating earnings (loss)	$(10,275)	$(574)	$966	$(1,644)	$(11,527)

GAAP diluted earnings (loss) per average common share (49,914 shares)	$(0.01)	$(0.20)	$0.02	$(0.03)	$(0.22)
Per share effect of non-GAAP adjustments	(0.20)	0.19	—	—	(0.01)

Non-GAAP operating earnings (loss) per share	$(0.21)	$(0.01)	$0.02	$(0.03)	$(0.23)

*	Per share amounts for “Other Activities“ may include adjustments for rounding
(Footnote references are described on the following page)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Fiscal Year 2009
	Quarterly Period Ended (h)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$54,625	$75,070	$1,807	$(11,129)	$120,373
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(960)	6,407	4,592	(808)	9,231
Storage optimization program (b)	767	2,538	(805)	(2,467)	33
Derivative contract termination (c)	—	—	—	2,035	2,035
Reversal of reserve for natural gas costs (d)	(2,781)	—	—	—	(2,781)
Reversal of prior period electric costs (e)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$51,651	$82,786	$5,594	$(12,369)	$127,662

Diluted average common shares outstanding	50,208	50,420	50,435	50,142	50,382

GAAP diluted earnings (loss) per average common share	$1.09	$1.49	$0.04	$(0.22)	$2.39
Per share effect of non-GAAP adjustments	(0.06)	0.16	0.07	(0.03)	0.14

Non-GAAP operating earnings (loss) per share	$1.03	$1.65	$0.11	$(0.25)	$2.53

Fiscal Year 2008
	Quarterly Period Ended (h)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$47,197	$81,038	$(492)	$(11,220)	$116,523
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	2,613	1,495	3,640	141	7,889
Storage optimization program (b)	—	—	—	(448)	(448)
Reversal of costs related to business process outsourcing (f)	(1,139)	—	—	—	(1,139)
Other regulatory adjustments (g)	(1,242)	—	—	—	(1,242)

Non-GAAP operating earnings (loss)	$47,429	$82,533	$3,148	$(11,527)	$121,583

Diluted average common shares outstanding	49,645	49,781	49,638	49,914	49,912

GAAP diluted earnings (loss) per average common share	$0.95	$1.63	$(0.01)	$(0.22)	$2.33
Per share effect of non-GAAP adjustments	0.01	0.03	0.07	(0.01)	0.11

Non-GAAP operating earnings (loss) per share	$0.96	$1.66	$0.06	$(0.23)	$2.44

Footnotes:

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory. These storage optimization non-GAAP adjustments reported on multiple lines in previous quarters have been combined in this report.

(c)	During the fourth quarter of 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes this loss is being deferred to subsequent periods to be matched with the future margins earned as a result of the termination, consistent with the regulatory sharing treatment.

(d)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland. This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(e)	Represents a non-GAAP adjustment to reverse a prior period electric cost adjustment during the quarter ended March 31, 2009.

(f)	Represents the reversal of expenses that were incurred in prior fiscal years for initial implementation costs allocable to the District of Columbia associated with our business process outsourcing plan. These costs were recorded to a regulatory asset in the first quarter of fiscal year 2008 upon approval of 10-year amortization accounting by the District of Columbia Public Service Commission in a March 28, 2007 Final Order.

(g)	Represents favorable regulatory adjustments made during the first quarter of fiscal year 2008 applicable to prior fiscal years due to revised treatment for hexane costs in Maryland and certain shared revenues in the District of Columbia.

(h)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2010

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.21	$2.33
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.08)	(0.08)
Storage optimization program (b)	(0.01)	(0.01)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$2.16	$2.28

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.67	$1.73
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.05	0.05
Storage optimization program (b)	(0.01)	(0.01)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$1.75	$1.81

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.54	$0.60
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.13)	(0.13)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.41	$0.47

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2010. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory. These storage optimization non-GAAP adjustments which were reported on multiple lines in previous quarters have been combined in this report.

(c)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that are scheduled in 2010.